Exhibit 10.1

Qualstar Corporation

130 West Cochran Street, Unit C

Simi Valley, California  93065

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), entered into on April 13, 2019 but effective as of January 1, 2019, is entered into between Qualstar Corporation, a California corporation with principal offices located at 130 West Cochran Street, Unit C, Simi Valley, California 93065 (“Qualstar” or the “Company”) and Steven N. Bronson, an individual residing at 2751 Queens Garden Court, Westlake Village, California 91361 (“Executive”) (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Qualstar desires to employ Executive and Executive is willing to accept such employment on such terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Qualstar and Executive agree as follows:

1.            Employment. Qualstar hereby employs Executive as its Chief Executive Officer and President, subject to the terms and conditions set forth in this Agreement.

2.            Term. The term of this Agreement shall commence effective as of January 1, 2019 and terminate on December 31, 2020 (the “Term”), subject to earlier termination pursuant to the provisions herein. If Executive’s employment has not been sooner terminated, it shall end automatically upon expiration of the Term. If Executive continues to provide services to Company following expiration of the Term without having entered into a new written employment agreement or written amendment to this Agreement extending Executive’s employment, Executive’s continued employment shall be “at will,” which means that Executive and Company shall thereafter each be free to terminate the employment relationship at any time for any reason or for no reason, with or without cause and with or without advance notice.

3.             Duties and Location. Executive shall serve as Chief Executive Officer and President and shall perform all duties commensurate with his positions and as may be assigned to him by the Board of Directors of the Company (the “Board”). It is understood that Executive shall not be required to devote his full business time and energies to the business and affairs of the Company, however Executive shall use his best efforts, skills and abilities to perform all duties and obligations required of him by the Company, promote the interests of the Company and diligently and competently perform the duties of his positions for the Company. Executive will be based in the Los Angeles area, California, but will travel as necessary to fulfill his duties and responsibilities. Executive is eligible for reimbursement of related and necessary office and travel expenses consistent with Section 5.

4.            Compensation and Benefits.

4.1     Base Salary. During the Term, as compensation for the satisfactory performance of all duties to be performed by Executive hereunder, Qualstar shall pay Executive a base salary of $200,000 per annum (the “Base Salary”), to be paid in accordance with the Company’s usual payroll policies and practices less required deductions for state and federal withholding tax, Social Security, and any other applicable employee benefit contributions and taxes.

4.2      Bonus Compensation. Executive shall be eligible to earn up to 50% of his Base Salary during each calendar year during the Term, in the form of a bonus based on the Company’s achievement of financial objectives established by the Board and the Executive’s achievement of agreed-to personal business objectives. Whether Executive earns a bonus for an applicable calendar year will be determined solely in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), or if such committee does not then exist at the time of determination, the Company’s Board (excluding Executive). Any such bonus shall not be earned by or vest in Executive until the date such amount, if any, is determined by the Compensation Committee. If earned, the amount earned (the “Bonus Payment”) shall be paid within 30 calendar days of the date that the bonus vests in Executive.

4.3     Restricted Stock Units. Within ninety (90) days following the execution of this Agreement on a date to be determined by the Compensation Committee, the Company shall grant to Executive 50,000 restricted stock units (the “Restricted Stock Units”) for shares of the Company’s common stock. The Restricted Stock Units (including the distribution of any shares of the Company’s common stock issuable pursuant thereto) shall be granted under and shall be subject to the terms of the Qualstar Corporation 2017 Stock Option and Incentive Plan and a Restricted Stock Unit Agreement in a form acceptable to the Compensation Committee (the “RSU Agreement”), which RSU Agreement shall include the terms provided herein. For each of the fiscal years ended December 31, 2019 and December 31, 2020, Restricted Stock Units for 25,000 shares of the Company’s common stock shall vest and become issuable subject to the Company’s achievement of financial and performance objectives for the applicable fiscal year established by the Compensation Committee. Whether Executive’s Restricted Stock Units for the applicable fiscal year become vested and issuable shall be determined solely in the discretion of the Compensation Committee, or if such committee does not then exist at the time of determination, the Company’s Board (excluding Executive). Subject to Sections 9.7(b) and 9.7(d), any such Restricted Stock Units shall not be earned by or vest in Executive until the date such number, if any, is determined by the Compensation Committee.

4.4     Paid Time Off. Executive shall accrue Paid Time Off (PTO) on a pro-rated basis at the rate of five weeks (200 hours) per year, up to a maximum of 300 hours that may be accrued. After the maximum accrual is met, Executive will not accrue additional PTO until he uses PTO and brings the balance below the maximum accrual. This PTO allowance shall be in addition to the paid holidays that are provided as part of the standard benefit package for all Company employees.

4.5     Benefit Package. Executive shall be eligible to receive any benefit and participate in any benefit plan generally available to officers of the Company, subject only to any waiting-time period or other requirement set forth in the applicable plan. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

5.           Reimbursement of Business Expenses. During the Term, upon submission of proper invoices, receipts or other supporting documentation satisfactory to Qualstar and in specific accordance with such guidelines as may be established from time to time, Executive shall be reimbursed by Qualstar for all reasonable business expenses actually and necessarily incurred by Executive on behalf of Qualstar in connection with Executive’s performance of services under this Agreement.

6.           Representations as to Employability.

6.1     Absence of prior restrictions. Executive represents and warrants that Executive is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality, non-solicitation, non-poaching or non-compete covenants, which would adversely affect the business of Qualstar or Executive’s performance of duties under this Agreement.

6.2     Absence of third party proprietary information. Executive represents and warrants that Executive is not in possession of and will not bring onto the Company’s premises or access or utilize any proprietary information of any prior employer or other third-party that Executive is not permitted to have. Executive represents, further, that Executive will be able to fulfill Executive’s duties hereunder without such proprietary information by utilizing only information that is generally available in the public domain or the rightful property of Executive or the Company.

7.           Confidentiality and Proprietary Information.

7.1      Non-Disclosure. During the course of Executive’s employment with Qualstar, Executive has and will continue to learn of Confidential Information (as defined below) and Executive may develop Confidential Information on behalf of Qualstar. Executive agrees that Executive will not use or disclose to any person (except as required by applicable law or for the proper performance of Executive’s duties and responsibilities for Qualstar) any Confidential Information obtained or created by Executive incident to Executive’s employment or any other association with Qualstar. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

7.2      Protection of Information. All information, trade secrets, data, documents, records and files, in any kind of media, relating to the business (whether past, present or future) of Qualstar (“Confidential Information”), whether or not prepared by Executive, shall be the sole and exclusive property of Qualstar. Executive agrees to safeguard all Confidential Information and to surrender to Qualstar, at the time Executive’s employment terminates or at such earlier time as requested, all tangible forms of Confidential Information of Qualstar then in Executive’s possession or control, and to destroy or retrieve any copies, such that no Confidential Information which was at any time in Executive’s possession or control will exist in tangible form other than what Executive has turned over to Qualstar or destroyed. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.           Application of IRC Section 409A.

8.1      If Executive is a “specified employee” within the meaning of Internal Revenue Code (“IRC”) Section 409A(a)(2)(B)(i) at the time of termination of employment, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to IRC Section 409A that are provided to the Executive on account of his separation from service and are otherwise payable during the period ending on the date that is six (6) months after the separation from service shall be paid in a lump sum on the date that is six (6) months after Executive’s separation from service instead of the date on which it would otherwise be paid to the extent required by IRC Section 409A.

8.2     To the extent applicable, it is intended that this Agreement comply with the provisions of IRC Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

8.3      Payments and benefits under this Agreement payable upon Executive’s termination or severance of employment with Qualstar that constitute deferred compensation under IRC Section 409A shall not be paid or provided prior to Executive’s “separation from service” within the meaning of IRC Section 409A.

8.4     For purposes of IRC Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of IRC Section 409A.

8.5     References in this Agreement to IRC Section 409A include both that Section of the IRC itself and any guidance promulgated thereunder.

8.6     Qualstar makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to IRC Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

9.           Termination. This Agreement may be terminated prior to the expiration of the Term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 9.

9.1      Voluntarily. Executive may terminate this Agreement at any time by giving no less than ninety (90) days written notice to Qualstar.

9.2     Death. This Agreement will terminate immediately and automatically upon Executive’s death.

9.3     Disability. Qualstar may terminate this Agreement immediately upon providing Executive with written notice of termination for disability at any time after Executive has been unable to perform the essential duties of his job for more than ninety (90) consecutive days or for more than one hundred twenty (120) days in any calendar year due to a physical or mental disability, even when Executive has been provided with such reasonable accommodation as the Company can provide without undue hardship.

9.4     Termination by Qualstar for Cause. Company may terminate Executive’s employment at any time for “Cause.” For purposes of this Agreement, “Cause” for termination shall exist if Executive engages in any of the following conduct: (a) Executive willfully breaches or habitually neglects his duties; (b) Executive habitually fails to comply with any of Company’s policies or procedures, or deliberately interferes with such compliance by any other employee of Company; (c) Executive engages in misconduct or commits any act in connection with his employment which, in the subjective judgment of Company, causes injury to Company, its reputation or business relationships; (d) Executive abandons or purports to resign his employment with Company prior to the expiration of the Term; (e) Executive is convicted of or pleads no contest to any felony, any crime of moral turpitude or any crime which, in the subjective judgment of Company, adversely affects Company, its reputation or business relationships; or (f) Executive otherwise breaches any material provision of this Agreement. Notwithstanding the foregoing, before any termination pursuant to 9.4(a), (b) or (f) shall become effective, the Company shall provide Executive with written notice of its intent to terminate Executive based on the applicable subsection (“Notice”), and Executive shall be granted a one-time opportunity to cure such conduct within twenty (20) days after receiving such Notice.

9.5     Termination by Executive for Good Reason. Executive may terminate his employment by written notice to Qualstar for “Good Reason,” as defined below. “Good Reason” means one or more of the following: (a) Executive’s assignment by Qualstar, without Executive’s written consent, to duties or responsibilities which are not materially consistent with that of duties and responsibilities as set forth herein; (b) material reduction by Qualstar, without Executive’s written consent, of Executive’s Base Salary and bonus target pursuant to Section 4.1 and Section 4.2, above; or (c) Qualstar’s material breach of its obligations under this Agreement, which breach has continued uncured for a period of twenty (20) days after Company’s receipt of written notice from Executive.

9.6       Termination by Qualstar Without Cause. Qualstar may terminate this Agreement without Cause effective immediately, subject to the payment obligations in Sections 9.7 or 10, if applicable.

9.7       Compensation in Event of Termination.

a.       Voluntary Termination. Upon Executive’s voluntary termination of this Agreement pursuant to Section 9.1, Qualstar’s only obligation to Executive shall be (1) to pay Executive any salary earned on or before the Executive’s last day of employment, regardless of the reason (“Separation Date”), (2) reimburse Executive for any reimbursable expenses properly incurred by Executive through and including the Separation Date, and (3) pay Executive for any unused vacation Executive has accrued as of the Separation Date (collectively, the “Final Pay”). Executive shall retain vested benefits, if any exist, which vested benefits will be handled in accordance with their controlling plans and documents. All further vesting shall cease on the date of termination.

b.       Termination for Death or Disability. If Executive’s employment is terminated due to Executive’s Death or Disability pursuant to Sections 9.2 or 9.3, then Executive or his beneficiaries will be entitled to receive the Final Pay and all equity, including Restricted Stock Units, issued to Executive by Qualstar but not yet vested as of the Separation Date shall immediately fully vest and be earned as of the Separation Date provided that Executive satisfies the conditions for Severance in Section 9.7(d). In addition, Company shall pay to Executive a pro-rated portion of any earned target bonus pursuant to Section 4.2 (pro-rated to reflect the portion of the applicable calendar year Executive worked prior to the ending of Executive’s employment). Except as provided in this Section 9.7(b), upon termination pursuant to Sections 9.2 or 9.3, Executive will not be entitled to any further compensation or payments.

c.        Termination for Cause. Upon the termination of this Agreement pursuant to Section 9.4, Executive shall be entitled to receive the Final Pay. If Qualstar terminates Executive’s employment pursuant to Section 9.4, all compensation described in this Agreement will cease as of the Separation Date, and Executive will have no rights to any other compensation or payments other than the Final Pay.

d.       Termination by Executive for Good Reason or by Qualstar Without Cause. If Executive’s employment is terminated by Executive for Good Reason pursuant to Section 9.5, or by Qualstar without Cause pursuant to Section 9.6, then Executive will be entitled to receive the Final Pay. In addition, if Executive’s employment is terminated by Executive for Good Reason pursuant to Section 9.5, or by Qualstar without Cause pursuant to Section 9.6, then Executive will be entitled to receive the following (collectively, the “Severance”), subject to the conditions specified below:

●

a severance payment equal to 12 months of Executive’s Base Salary in lieu of Executive’s Base Salary that would otherwise be payable to Executive for the duration of the Term following the Separation Date;

●

a pro-rated portion of any earned target bonus pursuant to Section 4.2 (pro-rated to reflect the portion of the applicable calendar year Executive worked prior to the ending of Executive’s employment);

●	COBRA Benefits (as defined below); and
●	all equity awards, including the Restricted Stock Units, issued to Executive by Qualstar but not yet vested as of the Separation Date shall immediately fully vest and be earned.

Severance is expressly conditioned upon (1) Executive’s execution and delivery to Qualstar of a separation agreement in a form acceptable to Qualstar, which will include a full waiver and release of all claims by Executive against Qualstar, its affiliates, and their officers, directors, employees, and agents; (2) Executive not rescinding or revoking the separation agreement; and (3) Executive being and remaining in full compliance with this Agreement and all other obligations to Qualstar. Except as provided in this Section 9.7(d), if Executive’s employment is terminated by Executive for Good Reason pursuant to Section 9.5 or by Qualstar without Cause pursuant to Section 9.6, Executive will not be entitled to any further compensation, payments, or severance.

For purposes of this section, “COBRA Benefits” mean if Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if currently provided) at the same level of employer contribution as is currently provided (“COBRA Premiums”) for the 12-month period following the separation date (the “COBRA Premium Period”); provided, however, that the Company will cease to pay the COBRA Premiums if: (A) Executive becomes eligible for comparable and comparably paid group health insurance coverage through a new employer, or (B) Executive and Executive’s covered eligible dependents ceases to be eligible for COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period (or such shorter period if Executive otherwise becomes covered by another employer’s group health plan ). In the event Executive becomes covered under another employer’s comparable and comparably paid group health plan during the COBRA Premium Period, Executive must immediately notify the Company of such event and the Company shall cease payment of the COBRA Premiums or the Special Cash Payments as the case may be.

10.     Change In Control Provision. In the event there occurs a Change in Control with respect to Qualstar that results in the termination of Executive’s employment for Good Reason or Without Cause within one hundred eighty (180) days after the effective date of the Change in Control and subject to the conditions specified below, then Executive shall be entitled to receive the compensation, payments and Severance set forth in Section 9.7(d). For the purposes of this Section, “Change In Control” means the consummation of any of the following transactions effecting a change in ownership or control of the Company: (i) a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (ii)  any transfer, sale or other disposition of all or substantially all of the Company's assets on a consolidated basis; or (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders. In no event, however, shall a Change in Control be deemed to occur in connection with (i) a merger of the Company, the sole purpose of which is to reincorporate the Company in another jurisdiction, or (ii) any public offering of Common Stock, the primary purpose of which is to raise capital; or (iii) an increase or decrease of Executive’s beneficial ownership in the Company. Executive’s ability to receive the payment under this Section 10 is conditioned on Executive satisfying the conditions for Severance in Section 9.7(d).

11.         Miscellaneous.

11.1      Survival. The provisions of Sections 7, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.2      Modification. This Agreement may not be modified unless in writing and signed by the Party against whom the same is sought to be enforced.

11.3     Waiver. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party's right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time which it would legally be entitled to take.

11.4     Assignment. This Agreement and all any rights or obligations hereunder are not assignable by Executive, but may be assigned by Qualstar upon the sale of substantially all of its assets.

11.5     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and transmitted via email, and shall be deemed to have been given at the time of transmittal, as follows:

To Qualstar:	Qualstar Corporation
130 West Cochran Street, Unit C
Simi Valley, CA 93065
Attn.: Nick Yarymovych, Chairman
Compensation Committee
of Qualstar Corporation

To Executive:	Steven N. Bronson
2751 Queens Garden Court
Westlake Village, California 91361

11.6     Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, and the provision held to be invalid or unenforceable shall be modified so as to be enforced as nearly as possible according to its original terms and intent but only to the extent necessary to eliminate such invalidity or unenforceability.

11.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflict of laws.

11.8     Fees. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party will pay to the prevailing party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing party in such suit or action.

11.9     Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to Executive’s employment with Qualstar and merges and supersedes any prior or contemporaneous agreements between the Parties pertaining to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Executive’s existing obligations to Qualstar or under other agreements between Executive and Qualstar (including all Executive’s obligations to Qualstar to protect the confidentiality of information of Company and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), all of which remain in full force and effect.

11.10     Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and email with pdf signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date set forth above.

QUALSTAR CORPORATION	STEVEN N. BRONSON

/s/ Nicholas A. Yarymovych	/s/ Steven N. Bronson
Nicholas A. Yarymovych, Chairman	Steven N. Bronson
Compensation Committee
of Qualstar Corporation